For Immediate Release

Ferro Reports 2007 Second-Quarter Results

CLEVELAND, Ohio – August 8, 2007 – Ferro Corporation (NYSE: FOE) announced sales of $554 million for the quarter ended June 30, 2007, up 3 percent from sales of $538 million in the second quarter of 2006.

Income from continuing operations for the 2007 second quarter was $4.6 million, or $0.10 per diluted share, compared with $10.5 million, or $0.24 per diluted share, in the second quarter of 2006. Income from continuing operations declined primarily as a result of previously announced manufacturing rationalization, the costs of a temporary plant shutdown, and higher selling, general and administrative costs due to litigation settlements. These higher costs were partially offset by lower interest expenses. The 2007 second quarter income from continuing operations included net pre-tax expenses of $10.0 million primarily related to a reserve for litigation settlements and manufacturing rationalization costs. The second quarter 2006 income from continuing operations included net pre-tax expenses of $3.7 million from expenses primarily related to the write-off of previously unamortized fees and discounts related to the Company’s debentures and an accounting investigation and restatement.

“We maintained sales in the quarter, as our international business helped compensate for the effects of weak residential construction, appliance and automotive markets in the U.S.,” said Chairman, President and Chief Executive Officer James F. Kirsch. “Our segment income was negatively impacted by an interruption of manufacturing of our South Plainfield, New Jersey plant. However, we have improved the profitability in our Organic Specialties Group, through product repositioning and expense control. We continue to execute our restructuring programs to improve the cost structure to support our worldwide brand, technology and applications understanding.”

Changes in foreign currency exchange rates accounted for the increase in sales compared with the second quarter of 2006. Price increases and volume declines were largely offsetting during the quarter. Volumes were lower overall, driven by weaker market conditions in Electronic Materials, Polymer Additives and Specialty Plastics. Volumes were higher in Performance Coatings compared with the second quarter of 2006.

Gross margins were 19.4 percent of sales for the second quarter, compared with 20.6 percent of sales in the second quarter of 2006. The Company’s 2007 second quarter gross profit was reduced by $1.9 million in accelerated depreciation costs related to manufacturing rationalization activities. Gross margins were also negatively impacted by an interruption of manufacturing activities at our South Plainfield, New Jersey plant. Operations at the site were resumed after operational and safety issues were addressed, however, the interruption resulted in approximately $3 million in unrecovered manufacturing costs and other expenses during the quarter. In addition, gross margin as a percent of sales continues to be negatively impacted by rising precious metal costs. Higher precious metal costs are passed through to customers with minimal contribution to margins.

Selling, general and administrative (SG&A) expense was $84.4 million in the second quarter of 2007, or 15.2 percent of sales. Included in SG&A expense are charges totaling $7.8 million, primarily related to an increased reserve for litigation settlements. SG&A expense in the second quarter of 2006 was $78.7 million, or 14.6 percent of sales, including charges of $1.6 million primarily related to the accounting restatement.

Interest expense for the 2007 second quarter was $14.3 million, compared with $18.1 million in the year-ago period. The 2006 second quarter interest expense included a non-cash $2.5 million write-off of unamortized fees and discounts associated with the Company’s debentures. Interest expense also declined from the prior-year period as a result of lower borrowing levels resulting from the elimination of cash deposits on precious metal consignments. The elimination of these deposits also resulted in a decline in interest income during the second quarter compared with the second quarter of 2006.

The Company’s tax rate for the second quarter increased to 37.9 percent from 32.8 percent in the 2006 second quarter. The higher rate was largely the result of the mix of income by country and an increase in the anticipated level of foreign current-year earnings to be repatriated.

Total debt on June 30, 2007 was $559.2 million, a decrease of $33.2 million from the end of 2006. The Company had net proceeds of $61.3 million from its U.S. accounts receivable securitization program as of June 30, 2007, compared with $60.6 million at the end of 2006. It had $39.4 million in net proceeds from similar programs outside the U.S. at the end of the quarter, compared with $33.7 million at the end of 2006.

Segment Results

Sales in the Performance Coatings segment increased in both the tile and porcelain enamel product areas compared with the prior-year quarter. Both the Performance Coatings and Color and Glass Performance Materials segments experienced growth in international sales, particularly in Europe. Sales in Polymer Additives also increased compared with the prior-year quarter, with increased sales in both North America and internationally, driven by repositioning sales toward a more favorable price and product mix. Sales in Electronic Materials declined in the quarter, primarily driven by weaker dielectric materials demand from supply chain inventory reductions by customers who manufacture capacitors. Sales in Specialty Plastics declined compared with the second quarter of 2006, largely due to weaker demand in the U.S. residential housing, appliance and automotive markets.

Total segment income for the second quarter of 2007 was $40.4 million compared with $42.7 million in the prior-year period. The decline was driven by reduced segment income in the Electronic Material Systems segment as a result of lower volumes of dielectric materials sold and the impact of the temporary interruption of manufacturing at the South Plainfield site. Segment income also declined modestly in Performance Coatings, driven by lower income in the Company’s porcelain enamel business. Segment income increased in Color and Glass Performance Materials as a result of higher sales. Income also was higher in the Polymer Additives and Specialty Plastics segments primarily as a consequence of expense control initiatives taken during late 2006 and early 2007 in response to weak market conditions.

Outlook

The Company expects sales to increase in the third quarter compared with sales of $501 million in the third quarter of 2006. Consistent with historical seasonality, sales are expected to decline sequentially from the second quarter of 2007. Sales for the third quarter, ending September 30, are expected to be in the range of $505 million to $530 million. Sales in Electronic Material Systems are expected to increase sequentially from the second quarter of 2007 and compared with the prior-year quarter, as demand from manufacturers of capacitors recovers. Sales in Performance Coatings, Color and Glass Performance Materials and Polymer Additives are expected to increase compared with the prior-year period.

Net income per share in the third quarter is expected to be in the range of 17 to 22 cents per share, including approximately 2 cents per share for charges related to the Company’s manufacturing rationalization activities. Net income per share in the third quarter of 2006 was 12 cents per share.

Conference Call

The Company will host a conference call to discuss its second quarter financial results, third quarter earnings estimates, and general business outlook on Thursday, August 9, 2007, at 10:00 a.m. Eastern time. If you wish to participate in the call, dial 888-323-2711 if calling from the United States or Canada, or dial 210-234-0008 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on August 9 through 9 p.m. Eastern time on August 16. To access the replay, dial 866-499-4561 if calling from the United States or Canada, or dial 203-369-1806 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the third quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,700 employees globally and reported 2006 sales of $2.0 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains and improved purchasing techniques, but we may not be successful in achieving the desired improvements.

•	We are engaged in restructuring programs to improve manufacturing efficiency and reduce costs. If we are not successful in the execution of our restructuring programs, we will not realize the expected cost savings.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia/Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking an aggressive approach to regulating hazardous materials and those regulations could affect sales of our products.

•	Our operations are subject to stringent environmental, health and safety regulations, and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable and our borrowing cost could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products and failure to introduce new products could affect our sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	We are exposed to risks associated with acts of God, terrorists, and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

*Note: In the following tables, adjustments to the Company’s 2006 financial results relate to the change in accounting for certain inventories from LIFO to FIFO and the adoption of AUG AIR-1, Accounting for Planned Maintenance Activities. See the Company’s Quarterly Report on Form 10-Q for additional information.

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
		Adjusted*		Adjusted*
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006

Net Sales	$553,658	$538,492	$1,083,363	$1,043,645

Cost of Sales	446,131	427,586	869,056	824,905

Gross Profit	107,527	110,906	214,307	218,740

Selling, General and Administrative Expenses	84,386	78,735	163,143	157,839
Restructuring Charges	332	—	1,863	—
Other Expense (Income):
Interest Expense	14,286	18,087	31,732	31,337
Interest Earned	(189)	(1,026)	(1,154)	(1,770)
Foreign currency transactions, net	423	219	934	540
Other (Income) Expense, Net	883	(758)	(386)	2,642

Income Before Taxes	7,406	15,649	18,175	28,152
Income Tax Expense	2,808	5,137	7,342	9,244

Income from Continuing Operations	4,598	10,512	10,833	18,908

Loss On Disposal of Discontinued Operations, net	58	341	214	467

Net Income	4,540	10,171	10,619	18,441

Dividends on Preferred Stock	259	317	545	645

Net Income Available to Common Shareholders	$4,281	$9,854	$10,074	$17,796

Per Common Share Data:
Basic Earnings
From Continuing Operations	$0.10	$0.24	$0.24	$0.43
From Discontinued Operations	0.00	(0.01)	0.00	(0.01)

	$0.10	$0.23	$0.24	$0.42

Diluted Earnings
From Continuing Operations	$0.10	$0.24	$0.24	$0.43
From Discontinued Operations	0.00	(0.01)	0.00	(0.01)

	$0.10	$0.23	$0.24	$0.42

Cash Dividends Declared	$0.145	$0.145	$0.29	$0.29

Shares Outstanding:
Basic	42,905,728	42,448,004	42,806,837	42,392,643
Diluted	42,967,331	42,463,737	42,867,651	42,405,558
End of Period	43,435,614	42,616,361	43,435,614	42,616,361

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
		Adjusted*		Adjusted*
	2007	2006	2007	2006
Segment Sales
Performance Coatings	$158,501	$135,959	$297,316	$262,068
Electronic Materials	108,823	123,167	221,767	230,533
Color and Glass Perf. Materials	109,920	102,987	215,620	197,599
Polymer Additives	85,160	82,519	167,673	165,242
Specialty Plastics	69,797	72,039	136,758	143,763
Other	21,457	21,821	44,229	44,440

Total	$553,658	$538,492	$1,083,363	$1,043,645

Segment Income
Performance Coatings	$10,815	$11,319	$21,498	$20,410
Electronic Materials	4,929	10,353	11,012	18,634
Color and Glass Perf. Materials	12,668	12,035	27,735	24,806
Polymer Additives	4,053	3,307	7,159	7,851
Specialty Plastics	4,236	4,059	7,375	9,850
Other	3,698	1,651	7,389	3,248

Total Segment Income	40,399	42,724	82,168	84,799

Restructuring expense	(332)	0	(1,863)	0
Other unallocated expenses	(17,258)	(10,553)	(31,004)	(23,898)
Interest expense	(14,286)	(18,087)	(31,732)	(31,337)
Interest earned	189	1,026	1,154	1,770
Foreign currency	(423)	(219)	(934)	(540)
Miscellaneous, net	(883)	758	386	(2,642)

Income before taxes from continuing operations	$7,406	$15,649	$18,175	$28,152

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

		Adjusted*
		Year Ended December
(Dollars in thousands)	June 30,	31,
	2007	2006
Assets	(Unaudited)	(Audited)
Current Assets:
Cash and Cash Equivalents	$17,795	$16,985
Accounts and Trade Notes Receivable, net	248,630	220,899
Note receivable from Ferro Finance Corporation	30,199	16,083
Inventories	291,833	269,234
Other Current Assets	42,311	124,324

Total Current Assets	630,768	631,442
Property, Plant & Equipment, net	525,335	526,802
Intangibles, net	405,710	406,340
Miscellaneous Other Assets	195,965	177,018

Total Assets	$1,757,778	$1,741,602

Liabilities and Shareholders’ Equity
Current Liabilities:
Notes and Loans Payable	$22,790	$10,764
Accounts Payable	253,589	237,018
Other Current Liabilities	121,515	133,265

Total Current Liabilities	397,894	381,047
Long-Term Debt, less current portion	536,394	581,654
Other Non-Current Liabilities	265,178	227,063

Total Liabilities	1,199,466	1,189,764
Series A Convertible Preferred Stock	14,602	16,787
Shareholders’ Equity	543,710	535,051

Total Liabilities and Shareholders’ Equity	$1,757,778	$1,741,602

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

		Adjusted*
	Six Months Ended	Six Months Ended
	June 30,	June 30,
(Dollars in thousands)	2007	2006
Cash flows from Operating Activities
Net Income	$10,619	$18,441
Depreciation and amortization	43,992	38,892
Precious metal deposits	70,073	(58,000)
Changes in other current assets and liabilities, net	(47,673)	14,191
Other adjustments, net	(7,149)	5,814

Net cash provided by continuing operations	69,862	19,338
Net cash used for discontinued operations	(45)	(766)

Net cash provided by operating activities	69,817	18,572
Cash flows from investing activities
Capital expenditures for plant and equipment	(30,921)	(20,829)
Proceeds from sale of assets and businesses	1,964	5,606
Other investing activities	859	(24,938)

Net cash used for investing activities	(28,098)	(40,161)
Cash flow from financing activities
Net (repayments) borrowings under term loan and revolving credit facilities	10,850	1,136
Proceeds from revolving credit facility	410,295	774,000
Proceeds from term loan facility	55,000	95,000
Principal payments on revolving credit facility	(507,649)	(823,200)
Principal payments on term loan facility	(1,525)	0
Debt issue costs paid	(2,086)	(14,402)
Proceeds from exercise of stock options	8,233	2,196
Cash dividends paid	(13,041)	(12,955)
Other financing activities	(1,325)	(1,658)

Net cash (used for) provided by financing activities	(41,248)	20,117
Effect of exchange rate changes on cash	339	(432)

Increase (Decrease) in cash and cash equivalents	810	(1,904)
Cash and cash equivalents at beginning of period	16,985	17,413

Cash and cash equivalents at end of period	$17,795	$15,509

Cash paid during the period for:
Interest	$28,680	$28,081
Income taxes	$6,774	$4,397

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Segment Sales excluding Precious Metals
Performance Coatings	$158,303	$136,473	$297,118	$262,582
Electronic Materials	61,214	68,699	124,881	133,598
Color and Glass Perf. Materials	99,460	92,452	196,696	181,232
Polymer Additives	85,160	82,381	167,673	165,104
Specialty Plastics	69,796	72,145	136,757	143,869
Other	21,693	22,143	44,465	44,762

Total Sales, Excluding Precious Metals	495,626	474,293	967,590	931,147

Sales of precious metals	58,032	64,200	115,773	112,499

Net Sales	$553,658	$538,493	$1,083,363	$1,043,646

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.